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                                                                    EXHIBIT 12.1

                  Park-Ohio Industries, Inc. and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges

                        (In thousands except ratio data)

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
                                                                                                     Pro Forma
                                      Year Ended December 31,         Nine Months    Nine Months    Nine Months     Pro Forma
                               ------------------------------------     Ended          Ended           Ended       Year Ended
                                                                     September 30,  September 30,  September 30,  December 31,
                               1992     1993    1994   1995    1996      1996           1997           1997            1997
------------------------------------------------------------------------------------------------------------------------------
Earnings from
  continuing
  operations before
  income taxes               $(8,681)  $3,929   6,652  12,913 14,753    11,733         12,485         11,579           12,872

Fixed Charges                  1,014    1,352   2,370   7,192  8,787     6,779          7,613         13,402           17,604
                             -------   ------   -----  ------ ------    ------         ------         ------           ------
Earnings Available
  for Fixed Charges           (7,667)   5,281   9,022  20,105 23,540    18,512         20,098         24,981           30,476
                             =======   ======   =====  ====== ======    ======         ======         ======           ======

Fixed Charges:
  Interest Component
  of Rent Expense                510      669     783   1,176  1,584     1,188          1,535          1,793            2,124
  Interest Expense               504      683   1,501   5,911  6,947     5,478          6,078         11,609           15,480
  Amortization of
  Deferred Financing Costs      --       --        86     105    256       113            --             --               --
    Total Fixed Charges        1,014    1,352   2,370   7,192  8,787     6,779          7,613         13,402           17,604
Ratio of Earnings to
  Fixed Charges (a)             --        3.9x    3.8x    2.8x   2.7x      2.7x           2.6x           1.9x             1.7x

(a) For 1992, the Company's earnings were insufficient to cover fixed charges by $8.7 million
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